QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(i)

May 28, 2004

Dear holder of Securities:

Re: Unsolicited Offers by TELUS Corporation

        You recently received from TELUS Corporation ("TELUS") offers to purchase all of the issued and outstanding Class A restricted voting shares, Class B non-voting shares, Warrants 2005 and Warrants 2008 (collectively, the "Securities") of Microcell Telecommunications Inc. ("Microcell").

        The Board of Directors recommends that you REJECT TELUS' offers and NOT TENDER your Securities, and should any of your Securities have been tendered, that you withdraw them.

        In making its recommendation, the Board of Directors carefully considered all aspects of the TELUS offers as well as the factors described in the enclosed Directors' circular. In making your decision regarding the TELUS offers, you should consider, among other things:

  •
  The opinions dated May 19, 2004 of J.P. Morgan Securities Inc. and N M Rothschild & Sons Canada Securities Limited received by the Board of Directors to the effect that the consideration being offered to the holders of the Securities was inadequate, from a financial point of view, to such holders as of such date.

  •
  The significant conditions TELUS has placed on its offers, including the issuance of a "no action" letter from the Commissioner of Competition and relief from Industry Canada's policy with respect to Spectrum Cap Limitations.

  •
  The possibility that other bidders may be willing to make more attractive offers than TELUS.

        Further to the TELUS offers, the Board of Directors initiated a full strategic review in order to determine the best way to maximize value for all holders of Securities and intends to use the time provided by Microcell's shareholder rights plan to actively pursue all its alternatives. There can be no assurance that this process will lead to any transaction.

        You should read the full explanation of the reasons for your Board of Directors' recommendation in the enclosed Directors' circular, including the opinions of J.P. Morgan Securities Inc. and N M Rothschild & Sons Canada Securities Limited.

        Please read the enclosed material carefully.

Sincerely,
(signed) ANDRÉ BUREAU Chairman of the Board of Directors On behalf of the Board of Directors

DIRECTORS' CIRCULAR
RECOMMENDING

REJECTION
OF THE OFFERS
BY

TELUS CORPORATION

TO PURCHASE ALL OF THE CLASS A RESTRICTED VOTING SHARES,
CLASS B NON-VOTING SHARES,
WARRANTS 2005 AND WARRANTS 2008

OF

MICROCELL TELECOMMUNICATIONS INC.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS AND WARRANTHOLDERS REJECT THE TELUS OFFERS
AND NOT TENDER THEIR CLASS A RESTRICTED VOTING SHARES,
CLASS B NON-VOTING SHARES, WARRANTS 2005 AND WARRANTS 2008
INTO THE TELUS OFFERS

May 28, 2004

Notice to United States Shareholders and Warrantholders

The tender offers by TELUS Corporation are made for the securities of a foreign issuer and, while the offers are subject to disclosure requirements of Canada, shareholders and warrantholders should be aware that these requirements are different from those of the United States.

The enforcement by shareholders and warrantholders of civil liabilities under U.S. securities laws may be affected adversely by the fact that the issuer is located in a foreign country and that some or all of its officers and directors are residents of a foreign country.
Availability of disclosure documents

Microcell is a reporting issuer or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities authorities. Continuous disclosure documents are available at www.sedar.com. Microcell files annual reports and other information with the U.S. Securities and Exchange Commission, which are available at www.sec.gov

FORWARD-LOOKING STATEMENTS

        This Circular contains forward-looking statements that are based on expectations and estimates. Forward-looking statements may be identified by the use of forward-looking terminology such as believe, intend, may, will, expect, estimate, anticipate, continue or similar terms, variations of those terms or the negative of those terms. Statements that are not historical facts, including statements about Microcell's beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties, and actual results may therefore differ materially. Except for ongoing obligations to disclose material information under the applicable securities laws, Microcell undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

        Important factors that may affect these expectations include, but are not limited to: changes in the Canadian economy and in Canadian and U.S. capital markets; changes in competition in our markets; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in applicable foreign ownership restrictions; pending and future litigation; availability of future financing; unanticipated changes in expected growth of the number of subscribers; radio emission concerns; exchange rate fluctuations; penetration and churn rates; the mix of products and services offered in our markets; whether competing bids or other transactions emerge; whether the conditions of any proposed transaction are met; and other factors discussed herein and those detailed from time to time in Microcell's filings with the securities regulatory authorities in Canada and the United States. You should evaluate any statements in light of these important factors.

DIRECTORS' CIRCULAR

        This Director's Circular ("Circular") is issued by the Board of Directors of Microcell Telecommunications Inc. ("Microcell") in connection with the offers (the "TELUS Offers") made by TELUS Corporation ("TELUS") to shareholders and warrantholders of Microcell to purchase all of the Class A restricted voting shares (the "Class A Shares") and the Class B non-voting shares (the "Class B Shares" and collectively with the Class A Shares and any associated Rights and Shares issuable upon the exercise of options, warrants or other conversion or exchange rights other than Rights, the "Shares"), as well as the Warrants 2005 and Warrants 2008 (collectively, the "Warrants" and with the Shares, the "Securities") of Microcell, upon the terms and subject to the conditions set forth in the TELUS Offers and accompanying circular (together, the "TELUS Circular") of TELUS dated May 17, 2004. Unless otherwise stated, all amounts in this Circular are expressed in Canadian dollars.

MICROCELL

  Business of Microcell

        Microcell is incorporated under the Canada Business Corporations Act ("CBCA") and is a provider of wireless telecommunications services in Canada since November 1996. Microcell offers a wide range of Personal Communications Services ("PCS") products to over 1.2 million customers. Microcell's principal place of business is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3 and its registered office is located at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Quebec, Canada H3B 4W8. Microcell's telephone number is (514) 937-2121.

        Microcell operates through two wholly owned subsidiaries: Microcell Solutions Inc. ("Solutions"), the provider of PCS under the Fido® brand name, and Inukshuk Internet Inc. ("Inukshuk"), which is licensed to deploy a broadband wireless access ("BWA") network to offer high-speed Internet.

        Microcell retails a full line of mobile voice and data products and services through a distribution network composed of more than 5,500 points of sale. These include corporate-owned stores and kiosks as well as third-party outlets.

        Microcell's digital network operates on the Global System for Mobile communications ("GSM") standard. Deployed in over 200 countries and territories, GSM is the most widely used wireless technology in the world, accounting for some 70% of the global wireless communications market with over one billion subscribers. Through the agreements with roaming partners, Microcell's customers can use their service in some 150 countries around the world.

        Inukshuk was formed in 1999. Inukshuk holds licences for 98 Megahertz ("MHz") of spectrum in the 2500 MHz range to build and operate a Multipoint Communications Systems ("MCS") network in all Canadian provinces and territories, with the exception of Manitoba and Saskatchewan.

        Inukshuk's business is to build a BWA network that will support a broad range of data applications, including wireless high-speed Internet, Voice over Internet Protocol services, as well as home and office networking.

        In November 2003, Allstream Inc., Inukshuk and NR Communications, LLC announced the creation of a new venture with the aim of using MCS wireless technology to offer integrated high-speed Internet, IP-based voice and local networking services to selected markets in Canada. In March 2004, the new venture launched its first MCS networks in Richmond, a suburb of Vancouver, and in Cumberland, a rural community some 30 kilometers east of downtown Ottawa. Concurrently with the deployment of MCS networks, Microcell launched, in Richmond and Cumberland, its iFido™ service, a residential wireless high speed Internet service.

        As at December 31, 2003, Microcell employed approximately 2,200 people across Canada. Microcell's Shares and Warrants are listed on the Toronto Stock Exchange ("TSX") under the respective symbols MT.A, MT.B, MT.WT.A and MT.WT.B.

  Share Capital

        The authorized share capital of Microcell consists of an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of first preferred shares (issuable in series) and an unlimited number of second preferred shares (issuable in series). As at May 17, 2004, there were 199,325 Class A Shares, 29,115,989 Class B Shares, 3,998,302 Warrants 2005 and 6,663,943 Warrants 2008 outstanding. Each Warrant 2005 and Warrant 2008 entitles its holder to purchase 1.02 Class A Shares or Class B Shares, as the case may be. In addition, as at May 17, 2004, warrants issued to COM Canada, LLC to acquire 3,977,272 additional Class B Shares remained outstanding.

BACKGROUND OF TELUS OFFERS AND RESPONSE OF MICROCELL

        On May 13, 2004, Mr. André Tremblay, the President and Chief Executive Officer of Microcell, met with Mr. George Cope, an Executive Vice-President of TELUS and President and Chief Executive Officer of TELUS Mobility, a business segment of TELUS, at the request of Mr. Cope. Mr. Cope informed Mr. Tremblay that TELUS intended to commence the TELUS Offers. Prior to this meeting there had been no discussions between TELUS and Microcell regarding a possible business combination or possible offer by TELUS for the Securities.

        On May 13, 2004, TELUS issued a news release announcing its intention to make the TELUS Offers.

        On the same date, Microcell issued a news release stating that it had been informed of the intention of TELUS to make the TELUS Offers and indicating that until receipt of the TELUS Offers and the completion of its review, Microcell would not comment on the TELUS Offers or their content or speculate as to any future course of action Microcell may take.

        On May 16, 2004, the Board of Directors met, at which time the intention of TELUS to make the TELUS Offers was discussed and the engagement of J.P. Morgan Securities Inc. (and its affiliate J.P. Morgan Canada Securities Inc.) ("JPMorgan") and N M Rothschild & Sons Canada Securities Limited ("Rothschild", and collectively with JPMorgan, the "Financial Advisors") as financial advisors in connection with, among other things, Microcell's analysis and consideration of and response to the TELUS Offers, was approved, subject to the satisfactory negotiation of financial and other terms. On the same date, the engagement of Stikeman Elliott LLP as legal advisors to Microcell was approved.

        On May 17, 2004, TELUS commenced the TELUS Offers.

        On May 19, 2004, the Board of Directors met with the Financial Advisors and legal advisors to review the TELUS Offers, and all relevant financial and legal considerations surrounding the TELUS Offers. At the May 19, 2004 meeting, the Financial Advisors informed the Board of Directors of their opinions to the effect that, as of such date and based upon and subject to the matters stated in their respective opinions, the consideration being offered to the holders of Securities under the TELUS Offers was inadequate, from a financial point of view, to such holders of Securities. After careful review and analysis of the TELUS Offers, the Board of Directors resolved to recommend that holders of Securities not tender their Securities into the TELUS Offers and, should any of their Securities have been tendered, to withdraw them. The reasons for this recommendation are summarized under "Reasons for Recommendation".

        On May 19, 2004, the Board of Directors also resolved to form a special committee of the Board of Directors (the "Special Committee") in order to consider, evaluate and negotiate alternatives to the TELUS Offers (including any amendment to the TELUS Offers) and make recommendations to the Board of Directors for its approval. The Special Committee is composed of Messrs. André Bureau, James Continenza, Christian Dubé, Gary W. Goertz, Robert F. Latham, Paul McFarlane, Steven D. Scheiwe and Lorie Waisberg. The Board of Directors also resolved to defer the "Separation Time" (as defined in the Rights Plan) under the Rights Plan to a later date to be determined by the Board of Directors.

        On May 20, 2004, Microcell issued a news release stating that the Board of Directors recommended, after careful review and analysis of the TELUS Offers performed with the assistance of the Financial Advisors and legal advisors, that holders of Securities not tender into the TELUS Offers. On the same date, Microcell filed a Schedule 14D-9 with the U.S Securities and Exchange Commission, pursuant to U.S tender offer rules.

        Further to the TELUS Offers, the Board of Directors initiated a full strategic review in order to determine the best way to maximize value for all holders of Securities and intends to use the time provided by the Rights Plan to actively pursue all its alternatives. The Board of Directors directed the Financial Advisors to contact TELUS and a number of other parties in order to evaluate all strategic and financial alternatives available to Microcell. This process may result in discussions or negotiations with, or a sale of Microcell to, TELUS or another third party, an equity investment into Microcell by a strategic or financial investor, the separation of certain assets of Microcell or some combination of these alternatives. There can be no assurance that this process will lead to any transaction.

REJECTION RECOMMENDED

        The Board of Directors recommends that holders of Securities REJECT the TELUS Offers and NOT TENDER their Securities as the TELUS Offers are inadequate and highly conditional and the Board of Directors is in the preliminary stages of evaluating alternatives designed to enhance value for all holders of Securities. The Board of Directors recommends that holders having tendered their Securities withdraw them as permitted under the terms of the TELUS Offers. See "Reasons for Recommendation".

REASONS FOR RECOMMENDATION

        The Board of Directors has carefully considered the TELUS Offers and received the advice of the Financial Advisors and legal advisors. In reaching its recommendation, the Board of Directors has relied on the following reasons, among others:

1.     Opinions of Financial Advisors

        The Board of Directors received a written opinion dated May 19, 2004 from each of the Financial Advisors, to the effect that, as of such date and based upon and subject to the matters stated in their respective opinions, the consideration being offered to the holders of the Securities under the TELUS Offers was inadequate, from a financial point of view, to such holders. A copy of each of these opinions is attached to this Circular and the Board of Directors recommends that these opinions be read in their entirety. The Board of Directors has reviewed the basis on which the Financial Advisors reached their opinions and concurs with the views expressed therein.

2.     TELUS Offers Highly Conditional

        The Board of Directors reviewed, with the assistance of the Financial Advisors and legal advisors, the conditions that TELUS has placed in the TELUS Offers.

        The Board of Directors is concerned about the highly conditional nature of the TELUS Offers. The fulfillment of several of the conditions of the TELUS Offers is beyond the control of TELUS, so that various third parties, including the Commissioner of Competition and Industry Canada, are in a position to affect their outcome. The TELUS Offers include, among others, a condition that TELUS receive a "no action" letter from the Commissioner of Competition stating that she does not intend to oppose the purchase of the Securities under the TELUS Offers and will not have made or have threatened to make an application under Part VIII of the Competition Act in respect of such purchase of Securities and a condition that TELUS receive relief from Industry Canada's policy with respect to Spectrum Cap Limitations.

        Based on information available as at the date of this Circular, the Board of Directors believes it is unlikely that TELUS will have obtained all the regulatory approvals necessary to satisfy the conditions to the TELUS Offers by the expiry time of the TELUS Offer currently set at 9 p.m., Toronto time, on June 22, 2004. See "Competition Act and Timing".

        In addition, the conditions under the TELUS Offers entitle TELUS to terminate the TELUS Offers virtually at will. The TELUS Offers contain numerous conditions that must be satisfied or waived before TELUS will be obligated to take up and pay for any Securities deposited, thus effectively granting an option to TELUS. Some conditions provide discretion in favour of TELUS to determine "in its sole judgment" whether certain events have or have not occurred or exist that make it inadvisable for TELUS to proceed with the TELUS Offers and take up and pay for any Securities deposited. Certain of these conditions are not subject to materiality thresholds or other objective criteria but rather provide TELUS with a range of grounds upon which it may decline to proceed with the TELUS Offers even if sufficient Securities are deposited pursuant to the TELUS Offers to satisfy TELUS' minimum tender condition.

3.     Competing Offers and Alternative Transactions

        There is a possibility that other bidders may be willing to make more attractive offers than the TELUS Offers. Microcell has been contacted by other parties that have indicated their interest in pursuing discussions that could result in competing bids or other transactions. Microcell is willing to hold discussions with TELUS and intends to hold discussions with other interested parties that may emerge.

        In response to the TELUS Offers, the Board of Directors initiated a full strategic review in order to determine the best way to maximize value for all holders of Securities and intends to use the time provided by the Rights Plan to actively pursue all its alternatives. The Board of Directors directed its Financial Advisors to contact TELUS and a number of other parties in order to evaluate all strategic and financial alternatives available to Microcell. This process may result in discussions or negotiations with, or a sale of Microcell to, TELUS or another third party, an equity investment into Microcell by a strategic or financial investor, the separation of certain assets of Microcell or some combination of these alternatives. There can be no assurance that this process will lead to any transaction. See "Shareholder Rights Plan and Other Provisions Relating to the Shares".

4.     TELUS Offers are not a "Permitted Bid" under the Rights Plan

        As stated in the TELUS Circular, the TELUS Offers are not a "Permitted Bid" under the terms of the Rights Plan. The principal purpose of the Rights Plan is to allow the Board of Directors sufficient time to explore opportunities to enhance shareholder value in response to an unsolicited takeover bid and to provide shareholders with sufficient time to consider an alternative. Microcell believes that in order to explore various alternatives to the TELUS Offers, it is necessary to pursue discussions with a number of other parties, including industry participants. Microcell believes that the "Permitted Bid" provisions of the Rights Plan are fair and reasonable. The TELUS Offers attempt to bring holders of Securities to accept inadequate offers within a short time frame without providing Microcell a reasonable period of time as contemplated in the Rights Plan to explore opportunities to enhance value for all holders of Securities.

ALTERNATIVES TO THE OFFER

        Other than as disclosed in this Circular, the Board of Directors is not aware of any negotiations currently undertaken by Microcell or that are underway in response to the TELUS Offers that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Microcell or any subsidiary of Microcell; (b) the purchase, sale or transfer of a material amount of assets by Microcell or any subsidiary of Microcell; (c) an issuer bid or other tender offer for or other acquisition of securities by or of Microcell or any subsidiary of Microcell; or (d) any material change in the present capitalization or dividend policy of Microcell.

        Except as described in this Circular, there are no transactions, Board of Directors' resolutions, agreements in principle or signed contracts in response to the TELUS Offers that relate to or would result in one or more of the events referred to in the preceding paragraph.

COMPETITION ACT AND TIMING

        The Competition Act requires pre-merger notification of certain transactions that exceed defined financial and voting interest thresholds. The TELUS Offers are such a transaction and, accordingly, TELUS notified the Commissioner of Competition of the TELUS Offers on May 14, 2004 pursuant to a short-form pre-merger notification filing.

        On May 17, 2004, the Commissioner of Competition notified Microcell that it had received a short-form pre-merger notification filing from TELUS and that Microcell was required to file its short-form pre-merger notification no later than May 27, 2004. Microcell has complied with such requirement.

        Under the Competition Act, the applicable waiting period must expire or be waived by the Commissioner of Competition before TELUS may take up and pay for any Securities tendered into the TELUS Offers. Based upon the information known by the Board of Directors as of the date of this Circular, the applicable waiting period in respect of the TELUS Offers would have expired on May 28, 2004. Accordingly, under the Competition Act, the Commissioner of Competition had until May 28, 2004 to notify TELUS that a long-form pre-merger notification filing is required in respect of the TELUS Offers, in which event the waiting period applicable under the Competition Act to the TELUS Offers would be 42 days from the date the Commissioner of Competition confirms receipt of a duly completed long-form pre-merger notification from TELUS. As at May 28, 2004, Microcell had no knowledge whether TELUS was so notified by the Commissioner of Competition. If the Commissioner of Competition has notified TELUS that it is required to file a long-form pre-merger notification in respect of the TELUS Offers, such 42-day waiting period will apply and the waiting period in respect of the TELUS Offers will expire on a date later than the expiry time of the TELUS Offers currently set at 9 p.m., Toronto time, on June 22, 2004.

        In addition, TELUS has stated in the TELUS Circular that it has requested a "no action" letter from the Commissioner of Competition in respect of the TELUS Offers. Whether or not the Commissioner of Competition issues a "no action" letter in respect of a proposed transaction and the timeframe for the issuance of such a letter depends upon the facts and circumstances relevant to each request.

        TELUS has also stated in the TELUS Circular that it did not currently intend to take up and pay for Securities deposited under the TELUS Offers unless all applicable waiting periods under the Competition Act and any extensions thereof have expired or been waived without restraint or challenge by the Commissioner of Competition and that the Commissioner of Competition shall have issued such "no-action" letter.

SHAREHOLDER RIGHTS PLAN AND
OTHER PROVISIONS RELATING TO SHARES

  Shareholder Rights Plan

        The Rights Plan was implemented on May 1, 2003 as part of the re-capitalization transactions of Microcell. The Rights Plan was not proposed or implemented in response to, or in anticipation of, any pending, threatened or proposed acquisition or take-over. The expiry time of the Rights Plan, which is the close of business on May 1, 2006, was approved at the most recent meeting of shareholders of Microcell, held on May 5, 2004. The Rights Plan is available upon request and on www.sedar.com.

        TELUS has summarized the Rights Plan in the TELUS Circular and has in effect made the TELUS Offers conditional on the Rights Plan or its effects being terminated through, for example, a resolution of the Board of Directors to redeem all Rights or a waiver by the Board of Directors of the application of the Rights Plan to the purchase of the Securities by TELUS.

        The Board of Directors believes that the Rights Plan is an important instrument to allow it sufficient time to pursue value maximizing alternatives for Microcell's shareholders. The Board of Directors intends to use the Rights Plan only to advance shareholder interests and has embarked on a process intended to maximize value for the holders of Securities. See "Reasons for Recommendation — Competing Offers and Alternative Transactions". At the meeting of the Board of Directors held May 19, 2004, the Board of Directors agreed to defer the "Separation Time" (as defined in the Rights Plan) until such later date as may be determined by the Board of Directors.

        TELUS has chosen to leave the TELUS Offers open for acceptance only until 9 p.m., Toronto time, on June 22, 2004 and has chosen not to make a "Permitted Bid" (as defined in the Rights Plan). In the Board of Directors' view, TELUS' choice not to make a "Permitted Bid" has the effect of limiting the period of time during which the Board of Directors may inform additional potential buyers, investors or other interested parties of Microcell's prospects and create competing and potentially superior bids or other transactions for the benefit of holders of Securities.

  Coattail Provisions

        Microcell's Articles contain "coattail" provisions whereby upon the occurrence of an "exclusionary offer" for the Class A Shares, the holders of Class B Shares have the option to convert their Class B Shares into Class A Shares. The TELUS Offer relating to the Class A Shares does not constitute an "exclusionary offer" and, as such, the coattail provisions of the Class B Shares have not been triggered.

  Corporate Stability Provisions

        The Articles provide that, until May 1, 2005 (except if varied or waived by a special resolution of holders of its voting and non-voting shares adopted in accordance with certain conditions), no person or company, acting alone or acting jointly or in concert with any other person or company with respect to the acquisition, disposition or voting of securities of Microcell, shall be permitted to exercise on any resolution submitted to a vote of holders of securities, voting rights representing in excess of 20% of the aggregate voting rights exercisable with respect to the particular resolution. Such restrictions do not apply to any person or company that makes an offer to acquire all Shares of Microcell and acquires such number of such Shares so as to hold thereafter at least 66 2/3% of the equity securities of Microcell on a fully diluted basis. If the TELUS Offers are completed in accordance with their terms, the corporate stability provisions will not apply to TELUS, as the TELUS Offers currently contemplate that at least 66 2/3% of the equity securities of Microcell on a fully diluted basis will be acquired.

OWNERSHIP OF SECURITIES BY
DIRECTORS AND SENIOR OFFICERS OF MICROCELL

        The following tables set out the names and positions with Microcell of each Director and senior officer of Microcell and the number and percentage of outstanding Securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates, other than options to acquire Shares as set forth under "Issuance of Securities".

  Directors

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
Name	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Warrants	% of Outstanding Warrants	Number of Warrants	% of Outstanding Warrants
ANDRÉ BUREAU	—	—	2,280	n/a	—	—	—	—
ANDRÉ TREMBLAY	—	—	14	n/a	1,468	0.04	2,447	0.04
CHARLES SIROIS(1)	5,665	2.8	—	—	669,128	16.7	1,115,214	16.7
JAMES CONTINENZA	—	—	—	—	—	—	—	—
CHRISTIAN DUBÉ	—	—	—	—	600	n/a	—	—
GARY W. GOERTZ	—	—	—	—	—	—	—	—
ROBERT F. LATHAM	—	—	—	—	—	—	—	—
PAUL MCFARLANE	—	—	—	—	—	—	—	—
I. BERL NADLER	—	—	—	—	—	—	—	—
STEVEN D. SCHEIWE	—	—	—	—	—	—	—	—
LORIE WAISBERG	—	—	—	—	—	—	—	—

(1)
Includes Securities held by subsidiaries of Telesystem Ltd., ultimately controlled by Mr. Charles Sirois.

  Officers

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
Name	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Warrants	% of Outstanding Warrants	Number of Warrants	% of Outstanding Warrants
ALAIN RHÉAUME President and Chief Operating Officer of Solutions	—	—	2	n/a	315	n/a	526	0.01
ANDRÉ TREMBLAY President and Chief Executive Officer	—	—	14	n/a	1,468	0.04	2,447	0.04
BRUNO PÉLOQUIN Vice-President, Customer Relations and Operations, Solutions	—	—	—	—	—	—	—	—
CARL DEXTER Vice-President, Network Services, Solutions	—	—	—	—	—	—	—	—
DEAN PROCTOR Vice-President, Regulatory Affairs	—	—	—	—	—	—	—	—
GAÉTAN JACQUES Vice-President, Human Resources, Administration and Special Projects	—	—	—	—	112	n/a	186	n/a
JACQUES LEDUC Chief Financial Officer and Treasurer	—	—	—	—	7	n/a	4	n/a
JOCELYN CÔTÉ Vice-President, Legal Affairs and Assistant Secretary	—	—	—	—	124	n/a	206	n/a
MICHEL CORDEAU Secretary	—	—	—	—	—	—	—	—
PIERRE BONIN Chief Information Officer, Solutions	—	—	6	n/a	677	0.02	1,128	0.02
RENÉ BOUSQUET Vice-President, Marketing, Solutions	—	—	—	—	51	n/a	87	n/a
ROBERT FORTIER Vice-President Finance and Corporate Controller	—	—	—	—	5	n/a	8	n/a
STEVEN PICCO Vice-President, Sales, Solutions	—	—	—	—	—	—	—	—

PRINCIPAL HOLDERS OF SECURITIES

        The following table sets forth certain information, to Microcell's knowledge after reasonable enquiry, regarding ownership of Securities for each person who is known by Microcell to be the beneficial owner of 10% or more of any of Microcell's classes of equity securities (each, a "Principal Holder").

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
Name	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Warrants	% of Outstanding Warrants	Number of Warrants	% of Outstanding Warrants
HMC Distressed Investment Offshore Management, L.L.C.	17,876	9.0	5,326,760	18.3	397,210	9.9	633,690	9.5
Greenlight Capital Inc.	—	—	3,573,270	12.3	—	—	—	—
CFSC Wayland Advisors Inc.	—	—	3,083,294	10.6	—	—	—	—

INTENTIONS WITH RESPECT TO THE TELUS OFFERS

        Each of the Directors and senior officers of Microcell has indicated that he does not currently intend to accept the TELUS Offers, both with respect to Securities currently owned and Shares issuable upon the exercise of options held by such persons. To the knowledge of the Directors and senior officers of Microcell, after reasonable enquiry, none of their associates who own Securities has accepted or indicated an intention to accept the TELUS Offers. The Directors and senior officers of Microcell have no knowledge, after reasonable enquiry, as to whether any of the Principal Holders has accepted or currently intends to accept the TELUS Offers.

TRADING IN SECURITIES

        Except as set forth below, during the six months preceding the date hereof, none of the Directors or senior officers of Microcell nor, to the knowledge of the Directors and senior officers of Microcell after reasonable enquiry, any of their respective associates has traded any securities of Microcell.

        On December 9, 2003, Mr. Dean Proctor, a senior officer of Microcell, sold 255 Warrants 2005 at a price of $1.65 each and 424 Warrants 2008 at a price of $2.70 each. On December 9, 2003, Mr. Proctor sold two Class B Shares at a price of $17.25 each, six Warrants 2005 at a price of $1.65 each and ten Warrants 2008 at a price of $2.70 each.

        On January 20, 2004, Mr. Christian Dubé, a Director of Microcell, purchased 600 Warrants 2005 at a price of $4.49 per Warrant 2005.

        On February 19, 2004, Mr. André Bureau, Chairman of the Board of Directors, purchased 1,900 Class B Shares at a price of $26.1752 per share.

        On April 30, 2004, Microcell issued 4,519,636 Class B Shares at a purchase price of $22 per share pursuant to a rights offering (the "Rights Offering"). On April 30, 2004, Mr. Bureau exercised all the rights he received pursuant to the Rights Offering and purchased 380 Class B Shares at a purchase price of $22 per share. On April 28, 2004, Mr. André Tremblay, President and Chief Executive Officer indirectly purchased one right issued under the Rights Offering on the TSX for $0.25. On April 30, 2004, Mr. Tremblay exercised ten rights and purchased 2 Class B Shares at a purchase price of $22 per share.

        On April 28, 2004, Mr. Charles Sirois, a Director of Microcell, assigned 1,900 of the rights he indirectly received pursuant to the Rights Offering to Capital Communications CDPQ Inc., in accordance with the terms of a pre-existing agreement for a consideration of $1.

        As of May 1, 2004, all preferred shares that were outstanding as at 5 p.m. (Montreal time) on April 30, 2004, were redeemed by Microcell at a price of $16.39 per preferred share, for total consideration of approximately $1.2 million.

        On May 3, 2004, Microcell issued an aggregate of 2,272,727 Class B Shares to COM Canada, LLC and to COM Canada LLC Irrevocable Trust of 2004 as well as 3,977,272 warrants to COM Canada, LLC to acquire, at a price of $22.00 per share, an additional 3,977,272 Class B Shares.

        Except as set forth in the table below, the Directors and senior officers of Microcell have no knowledge, after reasonable enquiry, of any trades in securities of Microcell by the Principal Holders during the six months preceding the date hereof.

Name	Date of Trade	Type of Security	Number of Securities Acquisition (+)/ Disposition (-)	Price per Security
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Class A Shares	+ 120	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	March 15, 2004	Class A Shares	+ 130	n/a
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Class A Shares	+ 322	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	February 26, 2004	Class A Shares	+ 9,163	n/a
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Class A Shares	-442	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Class B Shares	+ 8,555	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	March 15, 2004	Class B Shares	+ 11,400	n/a
HMC Distressed Investment Offshore Management, L.L.C.	March 15, 2004	Class B Shares	+ 11,400	n/a
HMC Distressed Investment Offshore Management, L.L.C.	March 15, 2004	Class B Shares	+ 26,415	n/a
HMC Distressed Investment Offshore Management, L.L.C.	March 15, 2004	Class B Shares	+ 26,415	n/a
HMC Distressed Investment Offshore Management, L.L.C.	April 20, 2004	Class B Shares	+ 620	US$17.2800

Name	Date of Trade	Type of Security	Number of Securities Acquisition (+)/ Disposition (-)	Price per Security
HMC Distressed Investment Offshore Management, L.L.C.	April 20, 2004	Class B Shares	+ 145	US$23.4000
HMC Distressed Investment Offshore Management, L.L.C.	May 4, 2004	Class B Shares	+ 12,071	n/a
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Class B Shares	+44,335	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	February 26, 2004	Class B Shares	+ 758,811	n/a
HMC Distressed Investment Offshore Management, L.L.C.	February 26, 2004	Class B Shares	+ 1,860,544	n/a
HMC Distressed Investment Offshore Management, L.L.C.	March 1, 2004	Class B Shares	+ 2,100	US$18.6500
HMC Distressed Investment Offshore Management, L.L.C.	March 1, 2004	Class B Shares	+ 3,900	US$24.9000
HMC Distressed Investment Offshore Management, L.L.C.	March 2, 2004	Class B Shares	+ 96,500	US$19.0700
HMC Distressed Investment Offshore Management, LLC	March 15, 2004	Class B Shares	+ 49,375	n/a
HMC Distressed Investment Offshore Management, LLC	March 25, 2004	Class B Shares	+ 25,000	US$18.8100
HMC Distressed Investment Offshore Management, LLC	March 26, 2004	Class B Shares	+ 30,000	US$18.9600
HMC Distressed Investment Offshore Management, LLC	April 19, 2004	Class B Shares	+ 47,662	US$16.9100
HMC Distressed Investment Offshore Management, LLC	April 20, 2004	Class B Shares	+ 50,000	US$23.2400
HMC Distressed Investment Offshore Management, LLC	April 20, 2004	Class B Shares	+ 48,880	US$17.2800
HMC Distressed Investment Offshore Management, LLC	April 20, 2004	Class B Shares	+ 11,559	US$23.4000
HMC Distressed Investment Offshore Management, LLC	April 30, 2004	Class B Shares	+ 7,000	US$17.1960
HMC Distressed Investment Offshore Management, LLC	May 3, 2004	Class B Shares	+ 41,000	US$25.9878
HMC Distressed Investment Offshore Management, LLC	May 4, 2004	Class B Shares	+ 965,313	n/a
HMC Distressed Investment Offshore Management, LLC	May 5, 2004	Class B Shares	+ 40,000	US$25.0000
HMC Distressed Investment Offshore Management, LLC	May 11, 2004	Class B Shares	+ 30,500	US$15.9300
HMC Distressed Investment Offshore Management, LLC	January 26, 2004	Class B Shares	-52,890	$22.0000
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2005	+ 5,320	$4.35
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2005	+ 14,326	$4.35
HMC Distressed Investment Offshore Management, L.L.C.	May 3, 2004	Warrant 2005	+ 17,000	US$5.75
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2005	-19,646	$4.35

Name	Date of Trade	Type of Security	Number of Securities Acquisition (+)/ Disposition (-)	Price per Security
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2008	+ 8,870	$5.50
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2008	+ 23,873	$5.50
HMC Distressed Investment Offshore Management, L.L.C.	January 26, 2004	Warrant 2008	-32,743	$5.50
HMC Distressed Investment Offshore Management, L.L.C.	April 19, 2004	Rights	+ 4,810	US$0.20
HMC Distressed Investment Offshore Management, L.L.C.	April 22, 2004	Rights	+ 54,977	n/a
HMC Distressed Investment Offshore Management, L.L.C.	May 4, 2004	Rights	-59,787	n/a
HMC Distressed Investment Offshore Management, L.L.C.	April 19, 2004	Rights	+ 379,920	US$0.20
HMC Distressed Investment Offshore Management, L.L.C.	April 20, 2004	Rights	+ 250,000	US$0.26
HMC Distressed Investment Offshore Management, L.L.C.	April 20, 2004	Rights	+ 250,000	US$0.26
HMC Distressed Investment Offshore Management, L.L.C.	April 22, 2004	Rights	+ 65,605	US$0.1476
HMC Distressed Investment Offshore Management, L.L.C.	April 22, 2004	Rights	+ 65,605	US$0.1476
HMC Distressed Investment Offshore Management, L.L.C.	April 22, 2004	Rights	+ 4,034,909	n/a
HMC Distressed Investment Offshore Management, L.L.C.	April 23, 2004	Rights	+ 49,211	US$0.1750
HMC Distressed Investment Offshore Management, L.L.C.	April 23, 2004	Rights	+ 49,211	US$0.1750
HMC Distressed Investment Offshore Management, L.L.C.	May 4, 2004	Rights	-4,779,645	US$22.00

ISSUANCES OF SECURITIES

        Except for options to acquire Shares issued to Directors and senior officers of Microcell as set forth in the table below and except as set forth under "Trading in Securities", no Class A Shares or Class B Shares or securities convertible into Class A Shares or Class B Shares have been issued to the Directors or senior officers of Microcell during the two years preceding the date of this Circular.

OPTIONS TO ACQUIRE CLASS A SHARES OR CLASS B SHARES

Name	Options to acquire Shares
ANDRÉ TREMBLAY President and Chief Executive Officer and Director	270,000
ALAIN RHÉAUME President and Chief Operating Officer, Solutions	160,000
JACQUES LEDUC Chief Financial Officer and Treasurer	110,000
PIERRE BONIN Chief Information Officer, Solutions	75,000
BRUNO PÉLOQUIN Vice-President, Customer Relations and Operations, Solutions	57,500
RENÉ BOUSQUET Vice-President, Marketing, Solutions	54,500
GAÉTAN JACQUES Vice-President, Human Resources, Administration and Special Projects	57,500
JOCELYN CÔTÉ Vice-President, Legal Affairs and Assistant Secretary	40,000
ROBERT FORTIER Vice-President Finance and Corporate Controller	40,000
DEAN PROCTOR Vice-President, Regulatory Affairs	40,000
CARL DEXTER Vice-President, Network Services, Solutions	40,000
STEVEN PICCO Vice-President, Sales, Solutions	46,000

OWNERSHIP OF SECURITIES OF TELUS

        None of Microcell, the Directors and senior officers of Microcell and, to the knowledge of the Directors and senior officers of Microcell after reasonable enquiry, none of their respective associates and none of the Principal Holders owns (directly or indirectly), or exercises control or direction over, securities of TELUS, other than Mr. Robert F. Latham, a Director of Microcell, who owns 508 Common Shares of TELUS.

TRADING PRICES

        On May 13, 2004 (the last trading day before the announcement by TELUS of its intention to make the TELUS Offers), the closing prices of the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 on the TSX were $21.00, $21.25, $3.65 and $5.20 respectively.

        On May 27, 2004 (the last trading day before the date of this Circular), the closing prices of the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 on the TSX were $32.20, $32.25, $12.98 and $12.26 respectively.

RELATIONSHIP BETWEEN TELUS AND DIRECTORS
AND SENIOR OFFICERS OF MICROCELL

        No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors or senior officers of Microcell remaining or retiring from office if the TELUS Offers are successful) have been made or proposed to be made between TELUS and any of the Directors or senior officers of Microcell. None of the Directors or senior officers of Microcell are Directors or officers of TELUS or any subsidiary of TELUS. None of the Directors and senior officers of Microcell and none of their respective associates and, to the knowledge of the Directors and senior officers of Microcell after reasonable enquiry, none of the Principal Holders has any interest in any material contract to which TELUS is a party.

ARRANGEMENTS BETWEEN MICROCELL
AND ITS DIRECTORS AND SENIOR OFFICERS

        Except as set forth below, no arrangements or agreements have been made or are currently proposed to be made between Microcell and any of its Directors or senior officers as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors or senior officers of Microcell remaining in or retiring from office if the TELUS Offers are successful.

  Employment Arrangements

        Microcell is a party to employment contracts with Mr. André Tremblay, Mr. Alain Rhéaume and Mr. Jacques Leduc which provide that in the event of termination by Microcell without just and sufficient cause, lay-off following a major change, or resignation within 30 days of a major change, such individuals are entitled to receive an amount equal to two years' base salary, increased by their target bonus, and to exercise all vested and unvested options to acquire Shares. However, in the event termination by Microcell without just and sufficient cause or lay-off following a major change occurs after December 31, 2004, Mr. Leduc is entitled to receive an amount equal to one year's base salary, increased by his target bonus. The other executive officers of Microcell are entitled to receive an amount equal to one year's base salary in the event of termination of their employment by Microcell without just and sufficient cause. Mr. Pierre Bonin is entitled to exercise all vested and unvested options to acquire Shares in the case of a layoff or resignation within 30 days following a major change. The TELUS Offers, if consummated, would constitute a major change under the employment agreements of Messrs. Tremblay, Rhéaume, Leduc and Bonin.

  Directors' Compensation Policy

        The Directors' compensation policy provides that, if a change of control of Microcell occurs and that a Director's services are terminated within one year after such change of control, then each Director terminated, including the Chairman of the Board of Directors, will receive the full amount of any annual retainer payable to that Director in that year. The annual retainer of the Directors, including the Chairman of the Board of Directors, is $35,000. The Chairman of the Board of Directors also receives an additional annual retainer of $150,000. Members of the committees of the Board of Directors receive an additional annual retainer of $2,000 per year. The chairman of the human resources, corporate governance and audit committees of the Board of Directors receive an additional annual retainer of $3,000, $3,000 and $6,000 respectively. The annual retainers are payable on a quarterly basis. The TELUS Offers, if consummated, would constitute a change of control under the Directors' compensation policy.

  Stock Option Plan

        Under the stock option plan of Microcell adopted on May 1, 2003 ("Stock Option Plan"), there are 30,000 Class A Shares and 2,689,054 Class B Shares reserved for issuance.

        Options granted under the Stock Option Plan have the terms and conditions, including exercise prices, vesting and expiration, are established by the Board of Directors, from time to time, provided that the pricing of options must be in accordance with the requirements of the TSX and cannot be less than the market prices for the Class A Shares and Class B Shares at the time of the grant of options. As at May 28, 2004, 1,789,185 options were granted to senior officers and certain employees of Microcell.

        The Stock Option Plan provides that in the event of, among others, a take-over bid (as such term is defined in the Securities Act (Québec)) for all of the Shares or the sale or disposition of all or substantially all of the property and assets of Microcell, the Board of Directors may make such provision for the protection of the rights of the participants in the Stock Option Plan as the Board of Directors, in its discretion, considers appropriate in the circumstances, including changing the date on which any option vests and/or the date on which any option expires under the Stock Option Plan. The TELUS Offers constitute an event entitling the Board of Directors to make such provision.

        The rules adopted by the Board of Directors in respect of the Stock Option Plan also provide that all options shall vest in the event that the participant's service or employment is terminated without cause within 18 months following a change in control of Microcell. The TELUS Offers, if consummated, would constitute a change in control of Microcell.

ENGAGEMENT OF FINANCIAL ADVISORS

        Microcell has entered into an engagement letter with JPMorgan and an engagement letter with Rothschild, which provide for compensation for advisory services under similar fee structures payable to each of them as described below.

        JPMorgan will be paid customary fees for its services payable as follows: (a) $300,000 payable upon execution of its engagement letter with Microcell; and (b) $1,250,000 payable upon delivery of its opinion. These fees will be credited against the JPMorgan Independence Fee and the JPMorgan Transaction Fee (each as defined below).

        JPMorgan will be paid an additional fee in the amount of $5,000,000 on May 14, 2005 if the TELUS Offers are not consummated by reason of their non-acceptance or approval by the holders of Securities and if, as of such date, no person or group has acquired beneficial ownership of more than 50% of the then outstanding common shares and more than 50% of the aggregate ordinary voting power of Microcell (the "JPMorgan Independence Fee").

        Alternatively to the JPMorgan Independence Fee, JPMorgan will be paid an additional fee (the "JPMorgan Transaction Fee") if a Transaction is consummated, or an agreement is entered into which subsequently results in a consummated Transaction, at any time before May 14, 2005. The amount of the JPMorgan Transaction Fee will vary as a function of the value of the Transaction. In no circumstance will (a) the JPMorgan Independence Fee and the JPMorgan Transaction Fee both become payable; and (b) the JPMorgan Transaction Fee be less than the JPMorgan Independence Fee.

        A Transaction includes: (a) the TELUS Offers and any proposed transaction involving Microcell and TELUS; (b) any merger, sale, acquisition, divestiture, joint venture or other business combination or any sale of newly issued shares, with or to any third party other than TELUS; and/or (c) any repurchase of a significant amount of its securities, any recapitalization, or any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to shareholders.

        The JPMorgan Transaction Fee will be calculated as a percentage of the amount of "Consideration" involved in the Transaction. The percentage, which will be within a range of 0.45%-0.60%, increases as the amount of Consideration increases. The term "Consideration" is intended to reflect the implied enterprise value of Microcell and generally refers to the amount or fair market value of the aggregate consideration payable to Microcell or to its shareholders under any Transaction, including in certain circumstances the amount of assumed liabilities.

        In addition, JPMorgan will be reimbursed for its reasonable out-of-pocket expenses, and JPMorgan and certain related persons will be indemnified against certain liabilities.

        Microcell has been advised by JPMorgan that: (i) certain of JPMorgan's affiliates own approximately 4.5% of the outstanding share capital of Microcell, and certain of JPMorgan's affiliates are creditors of Microcell and act as agent for certain of Microcell's lenders, for which JPMorgan has received and continues to receive compensation; (ii) JPMorgan and its affiliates have, in the past, provided financial advisory services to TELUS, for which JPMorgan received compensation, and certain of JPMorgan's affiliates are creditors of TELUS, for which JPMorgan has received and continues to receive compensation and (iii) in the ordinary course of JPMorgan's businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Microcell or TELUS for their own account or for the accounts of customers and, accordingly, JPMorgan and such affiliates may at any time hold long or short positions in such securities.

        Rothschild will be paid customary fees for its services payable as follows: (a) $100,000 payable upon execution of its engagement letter with Microcell; and (b) $500,000 payable upon delivery of its opinion. These fees will be credited against the Rothschild Independence Fee and the Rothschild Transaction Fee (each as defined below).

        Rothschild will be paid an additional fee in the amount of $1,500,000 on May 14, 2005 if the TELUS Offers are not consummated by reason of their non-acceptance or approval by the holders of Securities and if, as of such date, no person or group has acquired beneficial ownership of more than 50% of the then outstanding common shares and more than 50% of the aggregate ordinary voting power of Microcell (the "Rothschild Independence Fee").

        Alternatively to the Rothschild Independence Fee, Rothschild will be paid an additional fee (the "Rothschild Transaction Fee") if a Transaction is consummated, or an agreement is entered into which subsequently results in a consummated Transaction, at any time before May 14, 2005. The amount of the Rothschild Transaction Fee will vary as a function of the value of the Transaction. In no circumstance will (a) the Rothschild Independence Fee and the Rothschild Transaction Fee both become payable; and (b) the Rothschild Transaction Fee be less than the Rothschild Independence Fee.

        The Rothschild Transaction Fee will be calculated as a percentage of the amount of "Consideration" involved in the Transaction. The percentage, which will be within a range of 0.35%-0.50%, increases as the amount of Consideration increases. The term "Consideration" has the same meaning as described above.

        In addition, Rothschild will be reimbursed for its reasonable out-of-pocket expenses, and Rothschild and certain related persons will be indemnified against certain liabilities.

        Microcell has been advised by Rothschild that Rothschild and certain of its affiliates are currently engaged to provide financial services to Microcell and may in the future be engaged to provide financial services to Microcell and/or to TELUS in the ordinary course of their business, for which services they have received and may in the future receive customary compensation.

OTHER INFORMATION

        Except as disclosed in this Circular, there is no information that is known to the Directors which would reasonably be expected to affect the decision of the holders of Securities to accept or reject the TELUS Offers.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides holders of Securities with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares or Warrants. However, such rights must be exercised within prescribed time limits. Holders of Securities should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE CIRCULAR

        The contents of this Circular have been approved by the Directors of Microcell and the delivery of this Circular has been authorized by the Directors of Microcell.

GLOSSARY

        The following provides the definition of certain selected terms and expressions used in this Circular.

"affiliate" has the meaning ascribed thereto in the Securities Act (Quebec).

"associate" has the meaning ascribed thereto in the Securities Act (Quebec).

"Articles" means the restated articles of incorporation of Microcell.

"Board of Directors" means the Board of Directors of Microcell.

"business day" means a day, other than a Saturday or Sunday, on which banks are open for business in Montreal, Quebec.

"BWA" means broadband wireless access.

"CBCA" means the Canada Business Corporations Act, as amended from time to time.

"Circular" means this Directors' Circular dated May 28, 2004.

"Class A Shares" means Class A restricted voting shares in the capital of Microcell.

"Class B Shares" means Class B non-voting shares in the capital of Microcell.

"Commissioner of Competition" means the Commissioner of Competition appointed under the Competition Act.

"Competition Act" means the Competition Act (Canada), as amended from time to time.

"GSM" means Global System for Communication.

"Financial Advisors" means JPMorgan and Rothschild.

"Industry Canada" means the Department of Industry (Canada), the Minister therefor and any officer and official thereof.

"Inukshuk" means Inukshuk Internet Inc., an indirect wholly-owned subsidiary of Microcell.

"JPMorgan" means, collectively, J.P. Morgan Securities Inc. and J.P. Morgan Securities Canada Inc.

"JPMorgan Independence Fee" has the meaning set forth under the section titled "Engagement of Financial Advisors".

"JPMorgan Transaction Fee" has the meaning set forth under the section titled "Engagement of Financial Advisors".

"MHz" means Megahertz.

"Microcell" means Microcell Telecommunications Inc., a corporation existing under the laws of Canada.

"PCS" means Personal Communications Services.

"Principal Holders" has the meaning set forth under the section titled "Principal Holders of Securities".

"Right" means a right issued pursuant to the Rights Plan.

"Rights Offering" means the offering of rights of Microcell completed on April 30, 2004 entitling shareholders of Microcell to purchase additional Shares.

"Rights Plan" means the Shareholder Rights Plan of Microcell adopted on May 1, 2003.

"Rothschild" means N M Rothschild & Sons Canada Securities Limited.

"Rothschild Independence Fee" has the meaning set forth under the section titled "Engagement of Financial Advisors".

"Rothschild Transaction Fee" has the meaning set forth under the section titled "Engagement of Financial Advisors".

"Securities" means, collectively, the Shares and the Warrants.

"Shares" means, collectively, Class A Shares and Class B Shares.

"Solutions" means Microcell Solutions Inc., a wholly-owned subsidiary of Microcell.

"Special Committee" has the meaning set forth under the section titled "Background of TELUS Offers and Response of Microcell".

"Spectrum Cap Limitations" means the spectrum aggregation limit for radiocommunication carriers (as such term is defined in the Radiocommunication Act (Canada)) as determined by the Minister of Industry for Canada of the Department of Industry.

"Stock Option Plan" means the stock option plan of Microcell adopted on May 1, 2003, as amended or supplemented.

"TELUS" means TELUS Corporation, a corporation existing under the laws of British Columbia, which maintains its registered office at Floor 21, 3777 Kingsway, Burnaby, British Columbia and its executive office at Floor 8, 555 Robson, Vancouver, British Columbia, and the telephone number at its executive office is (604) 697-8044.

"TELUS Circular" means the circular dated May 17, 2004 accompanying the TELUS Offers.

"TELUS Offers" means the offers dated May 17, 2004 made by TELUS to acquire all of the issued and outstanding Securities (as defined therein).

"Transaction" has the meaning set forth under the section titled "Engagement of Financial Advisors".

"TSX" means the Toronto Stock Exchange, a division of TSX Inc.

"Warrants" means, collectively, the Warrants 2005 and Warrants 2008.

"Warrants 2005" means warrants of Microcell issued under an indenture dated as of May 1, 2003 entitling holders thereof to purchase with each warrant 1.02 Class A Shares or Class B Shares having a two-year term and an exercise price per share of $19.91.

"Warrants 2008" means warrants of Microcell issued under an indenture dated as of May 1, 2003 entitling holders thereof to purchase with each warrant 1.02 Class A Shares or Class B Shares having a five-year term and an exercise price per share of $20.69.

J.P. MORGAN SECURITIES INC. CONSENT

        We hereby consent to the references to the opinion of our firm in the cover letter to the circular of the Board of Directors of Microcell Telecommunications Inc. dated May 28, 2004 (the "Circular") and under the captions "Background of TELUS Offers and Response of Microcell" and "Reasons for Recommendation" and to the inclusion of the foregoing opinion in the Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion.

J.P. MORGAN SECURITIES INC.
Dated the 28th day of May, 2004.
/s/ J.P. MORGAN SECURITIES INC.

N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED CONSENT

        We hereby consent to the references to the opinion of our firm in the cover letter to the circular of the Board of Directors of Microcell Telecommunications Inc. dated May 28, 2004 (the "Circular") and under the captions "Background of TELUS Offers and Response of Microcell" and "Reasons for Recommendation" and to the inclusion of the foregoing opinion in the Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion.

N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED
Dated the 28th day of May, 2004.
/s/ N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED

OPINIONS

May 19, 2004

The Board of Directors
Microcell Telecommunications Inc.
800 de La Gauchetiere Street West
Suite 4000
Montreal, Quebec
H5A 1K3 Canada

Members of the Board of Directors:

        On May 17, 2004, TELUS Corporation ("TELUS") commenced tender offers for all outstanding Class A Restricted Voting Shares (the "Class A Shares") and Class B Non-Voting Shares (the "Class B Shares") of Microcell Telecommunications Inc. (the "Company") for a purchase price of $29.00 per share (the "Share Consideration"), and for all outstanding Warrants 2005 and Warrants 2008 (collectively, the "Warrants") of the Company for a purchase price of $9.67 per Warrant 2005 and $8.89 per Warrant 2008 (collectively, the "Warrant Consideration" and together with the Share Consideration, the "Consideration"), upon the terms and subject to the conditions set forth in the Offers to Purchase dated May 17, 2004, of TELUS (the "Offers to Purchase"), the accompanying take-over bid circular (the "Circular") and the related Letters of Acceptance and Transmittal (collectively, the "Offers"). The Offers to Purchase and Circular further provide that if the Offers are completed, TELUS intends to acquire any Class A Shares, Class B Shares and Warrants not tendered in the Offers at the same price per share pursuant to a compulsory acquisition under the Canada Business Corporations Act or a Subsequent Acquisition Transaction (as defined in the Circular).

        You have requested our opinion as to whether the Consideration being offered to the holders of Class A Shares, Class B Shares and Warrants pursuant to the Offers is adequate, from a financial point of view, to such holders.

        In arriving at our opinion, we have (i) reviewed the Offers to Purchase, the Circular and the related Tender Offer Statement on Schedule TO filed by TELUS with the U.S. Securities and Exchange Commission and Canadian securities regulators; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) reviewed certain publicly available business and financial information concerning TELUS; (iv) compared the proposed financial terms of the Offers with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A Shares, Class B Shares and Warrants and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to the Offers, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Class A Shares, Class B Shares and Warrants will trade at any future time.

        We are acting as financial advisor to the Company in connection with the Offers and related matters and will receive a fee from the Company for our services whether or not the Offers are consummated, including a fee payable upon delivery of this opinion. Please be advised that certain of our affiliates own approximately 4.5% of the outstanding capital stock of the Company, and that certain of our affiliates are creditors of the Company and act as agent for certain of the Company's lenders, for which we have received and continue to receive compensation. In addition, we and our affiliates have, in the past, provided financial advisory services to TELUS, for which we received compensation, and certain of our affiliates are creditors of TELUS, for which we have received and continue to receive compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or TELUS for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration being offered to the holders of Class A Shares, Class B Shares and Warrants pursuant to the Offers is inadequate, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Offers. This opinion does not constitute a recommendation to any securityholder of the Company as to whether or not any securityholder should tender Class A Shares, Class B Shares or Warrants pursuant to the Offers. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that this opinion may be reproduced in full as an annex to the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company with the Securities and Exchange Commission with respect to the Offers or in any directors circular mailed to securityholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. MORGAN SECURITIES INC.

May 19, 2004

The Board of Directors
Microcell Telecommunications Inc.
800 de La Gauchetière Street West
Suite 4000
Montréal, Québec H5A 1K3 Canada

To the Members of the Board of Directors:

        We understand that the Board of Directors (the "Board" or "you") of Microcell Telecommunications Inc. (the "Company") has been asked to consider a take-over bid (the "Offers") by TELUS Corporation ("TELUS") to purchase for cash all of the outstanding Class A Restricted Voting Shares, Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of the Company (collectively the "Securities") on the basis of CDN$29.00 per Class A Restricted Voting Share, CDN$29.00 per Class B Non-Voting Share, $9.67 per Warrant 2005 and $8.89 per Warrant 2008 (the "Consideration"), the whole as more fully described in the take-over bid circular and related documents (collectively the "Circular") dated May 17, 2004 (the "Proposed Transaction").

        In light of the Offers, you have requested our opinion as to whether the Consideration is adequate or inadequate from a financial point of view to the holders of Securities.

Scope of Review

        In arriving at our opinion set forth below, we have, among other things:

  i)
  reviewed the Circular and the related Tender Offer Statement on Schedule TO filed by TELUS with the U.S. Securities and Exchange Commission;

  ii)
  reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates that we deemed to be relevant;

  iii)
  reviewed certain publicly available business and financial information concerning TELUS that we deemed relevant;

  iv)
  compared the proposed financial terms of the Proposed Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received in such transactions;

  v)
  compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, including data relating to public market trading levels and implied multiples for comparable acquisition transactions;

  vi)
  reviewed the current and historical market prices of the Securities of the Company and compared them with those of certain publicly traded securities of such other companies that we deemed relevant;

  vii)
  reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its respective business; and

  viii)
  performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of management of the Company with respect to the Proposed Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

Assumptions and Limitations

        In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company, their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In addition, we have not assumed any obligation to conduct any physical inspection of the properties of the facilities of the Company. In relying on financial analyses and forecasts provided to us or discussed with us by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company's management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the Proposed Transaction will be completed substantially in accordance with the terms of the Offers without any material modification or waiver.

        Our opinion is necessarily based on securities markets, economic, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of the date hereof and the conditions, prospects, financial and otherwise, of the Company, and its subsidiaries and affiliates, as they were reflected in the information provided to us and as they were represented to Rothschild in discussions with management of the Company. We are expressing no opinion herein as to the price at which the Securities will trade at any future time. Our opinion is limited to the adequacy, from a financial point of view, to the holders of the Securities, of the Consideration in the Proposed Transaction and we express no opinion as to any underlying decision which the Company may make to engage in the Proposed Transaction or any alternative transaction.

        We are acting as financial advisor to the Company with respect to the Proposed Transaction and will receive a fee from the Company for our services, part of which is payable upon the delivery of this opinion to the Company, whether or not the Proposed Transaction is consummated. Please be advised that we are currently engaged to provide financial advisory services to the Company and we or our affiliates may in the future provide financial services to the Company and/or TELUS in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

        This opinion is provided for the benefit of the Board of the Company in connection with and for the purposes of its evaluation of the Proposed Transaction. This opinion does not constitute a recommendation to any holders of the Securities of the Company as to whether such holder of the Securities should tender in the Offers or how such holders of the Securities should vote with respect to the Proposed Transaction or any other matter should the Proposed Transaction or any other matter come to a vote of the securityholders of the Company. In addition, you have not asked us to address, and this opinion does not address, the adequacy to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Securities. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval or as we have otherwise agreed to in writing. This opinion may be referred to in any press release regarding the Offers or reproduced in full in any directors circular mailed to holders of Securities or as an annex to the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company with the Securities and Exchange Commission with respect to the Offers.

        Rothschild believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the opinion. The preparation of an opinion of this nature is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

        This opinion is given as of the date hereof and, although we reserve the right to change or withdraw this opinion if we learn that any of the Information that we relied upon in preparing this opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw this opinion, to advise any person of any change that may come to our attention or to update this opinion after today.

Opinion

        On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion as of the date hereof that the Consideration in the Proposed Transaction is inadequate, from a financial point of view, to the holders of the Securities.

Very truly yours,

N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED

/s/ N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED

CERTIFICATE

DATED: May 28, 2004

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

(Signed) ANDRÉ BUREAU Director	(Signed) ANDRÉ TREMBLAY President, Chief Executive Officer and Director

QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
DIRECTORS' CIRCULAR
MICROCELL
BACKGROUND OF TELUS OFFERS AND RESPONSE OF MICROCELL
REJECTION RECOMMENDED
REASONS FOR RECOMMENDATION
ALTERNATIVES TO THE OFFER
COMPETITION ACT AND TIMING
SHAREHOLDER RIGHTS PLAN AND OTHER PROVISIONS RELATING TO SHARES
OWNERSHIP OF SECURITIES BY DIRECTORS AND SENIOR OFFICERS OF MICROCELL
PRINCIPAL HOLDERS OF SECURITIES
INTENTIONS WITH RESPECT TO THE TELUS OFFERS
TRADING IN SECURITIES
ISSUANCES OF SECURITIES
OWNERSHIP OF SECURITIES OF TELUS
TRADING PRICES
RELATIONSHIP BETWEEN TELUS AND DIRECTORS AND SENIOR OFFICERS OF MICROCELL
ARRANGEMENTS BETWEEN MICROCELL AND ITS DIRECTORS AND SENIOR OFFICERS
ENGAGEMENT OF FINANCIAL ADVISORS
OTHER INFORMATION
STATUTORY RIGHTS
APPROVAL OF THE CIRCULAR
GLOSSARY
J.P. MORGAN SECURITIES INC. CONSENT
N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED CONSENT
OPINIONS
CERTIFICATE